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                                 Exhibit 3(2)
             Articles of Amendment to the Article of Incorporation
                     of the Registrant dated June 30, 1988
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                                                                     Exhibit 3.2

           ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                            AZTEC MANUFACTURING CO.

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     ARTICLE 1. The name of the corporation is Aztec Manufacturing Co.

     ARTICLE 2. The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on June 17, 1988 for the purpose of eliminating personal monetary liability of directors in certain circumstances. The amendment is an addition to the Articles of Incorporation and the full text of the addition is as follows:

     "ARTICLE 11.  LIMITATION OF DIRECTOR LIABILITY.

          To the fullest extent permitted by applicable law, no director of this Company shall be liable to this Company, or its shareholders, for monetary damages for an act or omission in such director's capacity as a director of this Company, except that this provision does not eliminate or limit the liability of a director of this Company for:


          1. a breach of such director's duty of loyalty to this Company or its shareholders;

          2. an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

          3. a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office;

          4. an act or omission for which the liability of such director is expressly provided for by statute; or

          5. an act related to an unlawful stock repurchase or payment of a dividend.

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          The foregoing provisions shall not eliminate or limit the liability of a director for any act or omission occurring prior to the addition of this Article to the Company's Articles of Incorporation. Any repeal or amendment of this Article by the shareholders of this Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of this Company existing at the time of such repeal or amendment. In addition to the circumstances in which a director of this Company is not personally liable as set forth in the foregoing provisions, a director shall not be liable to the fullest extent permitted by any amendment to the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act hereafter enacted that further limits the liability of a director."

     ARTICLE 3. The number of shares of the corporation outstanding at the time of such adoption was 5,086,233, each of which was entitled to vote on the amendment.

     ARTICLE 4. The number of shares represented at the meeting, in person or by proxy, was 3,831,896 shares. The number of shares voted FOR such amendment was 3,707,559 shares; and the number of shares voted AGAINST such amendment was 113,138 shares.


     DATED June 24, 1988.

                                                  AZTEC MANUFACTURING CO.



                                                  By /s/ L. C. Martin
                                                     -----------------------
                                                     L. C. Martin
                                                     Its President

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